EXHIBIT 5.1

MJM LIMITED Thistle House 4 Burnaby Street Hamilton HM 11 P.O. Box HM 1564 Hamilton HM FX Bermuda	TEL 441.292.1345 FAX 441.292.277 WEB WWW.MJM.BM

30 June 2014

Knightsbridge Tankers Limited
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM 08
Bermuda

Re:           Knightsbridge Tankers Limited's Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special Bermuda counsel to Knightsbridge Tankers Limited, a Bermuda company (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form F-3 (such registration statement as amended and supplemented from time to time), including the exhibits thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act") and the rules and regulations promulgated thereunder. The Registration Statement relates to the registration by the Company of 18,600,000 common shares of the Company, par value $0.01 per share, to be offered by the selling shareholders identified in the Registration Statement (the "Secondary Shares"). Except as otherwise defined herein, capitalized terms are used as defined in the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, Certificate of Incorporation on Change of Name, Memorandum of Association and Bye-laws (collectively, the "Constitutional Documents"), the Registration Statement and the form of prospectus included therein (the "Prospectus"), as certified by the secretary of the Company on 30 June 2014 and such other documents and records as we have deemed necessary. The documents referred to in this paragraph are collectively referred to herein as the "Documents".

In our examination of the Documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the Documents, the authenticity of all Documents submitted to us as originals, the conformity to the original documents of all Documents submitted to us as certified, photostatic, reproduced or conformed copies and the authenticity of all such Documents.

We have also assumed that (i) the Registration Statement and the Prospectus  included therein, and any amendments thereto, will have become effective.

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that the Secondary Shares be duly and validly issued and are fully paid and non-assessable.

This opinion is limited to the matters stated herein. We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relate to compliance with or matters governed by the laws of any jurisdiction except Bermuda.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully

/s/ MJM LIMITED
MJM LIMITED